                                                                    EXHIBIT 11.0

Computation of Earnings per Share

The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.


                                                 Three Months Ended            Nine Months Ended
                                                    September 30,                 September 30,
                                             ---------------------------   ---------------------------
                                                 2002           2001           2002           2001
                                             ------------   ------------   ------------   ------------
Net earnings - basic and diluted             $    777,465   $    182,876   $  2,335,974   $    862,506
                                             ============   ============   ============   ============

Weighted average common shares outstanding     12,289,558     12,264,163     12,173,442     12,198,583

Common share equivalents relating to stock
options, warrants                                 123,972        239,214        158,753        201,480
                                             ------------   ------------   ------------   ------------

Adjusted common and common equivalent
shares for diluted computation                 12,413,530     12,503,377     12,332,195     12,400,063
                                             ============   ============   ============   ============

Net Earnings Per Share:
    Basic                                    $       0.06   $       0.01   $       0.19   $       0.07
    Diluted                                  $       0.06   $       0.01   $       0.19   $       0.07

Anti-dilutive options and warrants not
included in the diluted earnings per share
computations                                    1,345,697      1,300,697      1,803,527      1,883,527


The accompanying notes are an integral part of the financial statements.